July 2, 2008

Nestle S.A.
Avenue Nestle, 55
CH-1800 Vevey
Switzerland
Attention: David Frick, Esq.

                NESTLE S.A. - Change in the ADS to Share Ratio
                ----------------------------------------------

Ladies and Gentlemen:

      Reference is made to the Second Amended and Restated Deposit Agreement, dated as of May 23, 2007 (the "Deposit Agreement"), by and among Citibank, NA., as Depositary (the "Depositary"), Nestle S.A. (the "Company"), and all Holders and Beneficial Owners of American Depositary Shares ("ADSs") issued thereunder, each four (4) ADSs representing one (1) Share (as defined in the Deposit Agreement). Capitalized terms used herein without definition shall have the meaning assigned thereto in the Deposit Agreement.

      The Depositary and the Company agree that, effective as of July 3, 2008, the ADS to Share ratio will be one (1) Share to one (1) ADS and that the Depositary will file a copy of the form of ADR that evidences the ADSs and that reflects the new ADS to Share ratio pursuant to Rule 424(b), under the Securities Act, in respect of Form F-6 Registration Statement (Reg. No. 333-150565). Furthermore, the nominal value of the Shares has been reduced to CHF 0.10; section 1.36 of the Deposit Agreement is hereby amended to reflect this change and the reference to the nominal value in the Form of ADR attached thereto will be deleted.

      The Company has informed the Depositary that, as a result of a change in the Company's Articles of Association approved by the Annual General Meeting of Shareholders on April 10, 2008, the maximum percentage of voting rights a shareholder can exercise was changed from 3% to 5%. Accordingly, the Company and the Depositary agree that the Deposit Agreement is hereby amended on section 3.6 as well as the Form of ADR attached thereto on section 6 to reflect the change.

      This letter agreement amends the Deposit Agreement, but is not intended to materially prejudice any substantial existing rights of Holders or Beneficial Owners of ADSs. The Depositary will mail to the holders of ADSs a notice of ratio change substantially in form of Exhibit A hereto.

      The Company and the Depositary will make reference to the terms of this letter agreement in, and attach an executed copy hereof to, the next Registration Statement on Form F-6 (or the next amendment thereto) filed with the Securities and Exchange Commission in respect of the ADSs.

      This letter agreement shall be interpreted in accordance with, and all the rights and obligations hereunder shall be governed by, the laws of the State of New York without regard to the principles of conflicts of law thereof.

      The Company and the Depositary have caused this letter agreement to be executed and delivered on their behalf by their respective officers thereunto duly authorized as of the date set forth above.

                                     CITIBANK, N.A., as
                                     Depositary


                                     By: /s/ Susan A. Lucanto
                                         -----------------------
                                         Name:  Susan A. Lucanto
                                         Title: Vice President

Acknowledged and Agreed:

NESTLE S.A.


By: /s/ David Frick
    ----------------------------
    Name:  David Frick
    Title: Senior Vice President


By: /s/ Jean-Marc Waelti
    ----------------------------
    Name:  Jean-Marc Waelti
    Title: E. Treasurer

Exhibit A

                    NOTICE OF CHANGE OF RATIO FOR NESTLE S.A.

                           AMERICAN DEPOSITARY SHARES

TO THE HOLDERS AND BENEFICIAL OWNERS OF
AMERICAN DEPOSITARY SHARES ("ADSs")
OF NESTLE S.A.

--------------------------------------------------------------------------------
 COMPANY:                   NESTLE S.A., a company incorporated under the laws
                            of Switzerland.
--------------------------------------------------------------------------------
 DEPOSITARY:                CITIBANK, N.A.
--------------------------------------------------------------------------------
 DEPOSITED SECURITIES:      Registered Shares of the Company (the "Shares").
--------------------------------------------------------------------------------
 DEPOSIT AGREEMENT:         Second Amended and Restated Deposit Agreement,
                            dated as of May 23, 2007 (the "Deposit Agreement"),
--------------------------------------------------------------------------------
                            by and among the Company, the Depositary and all
                            Holders and Beneficial Owners of ADSs issued
                            thereunder. Unless otherwise defined herein, all
                            capitalized terms used herein shall have the
                            meaning given to such terms in the Deposit
                            Agreement.
--------------------------------------------------------------------------------
 ADS CUSIP NO:              641069406
--------------------------------------------------------------------------------

      The Company is effecting a 10-to-1 split of its Shares in the local market. The record date for the forward split of Shares in the local market is June 27, 2008. As a result of the forward split, each ADS will represent 2.5 Shares. In connection with the Share split, the Company and the Depositary have agreed to further change the ADS to Share ratio ("New Ratio") as follows:

        Existing Ratio:                            4 ADSs to 1 Share
        Forward Split Ratio:                       1 ADS to 2.5 Shares
        New Ratio (with ADS distribution):         1 ADS to 1 Share

      The Effective Date for the new ratio is July 3, 2008. In connection with the Share split and the ADS to Share ratio change, existing holders of ADSs will receive 1.5 new ADSs for each ADS held. The Depositary will not issue fractional ADSs. Existing holders of ADSs will receive whole ADSs only. Any entitlement for fractional ADSs will be sold and the net proceeds from such sale will be remitted by the Depositary to the applicable ADS holders.

      The new ADSs will be issued as "uncertificated ADSs" and will be credited to an account in the name of the ADS holders on the books of the Depositary. A statement reflecting the new ADSs issued to the existing ADS holders will be mailed to ADS holders promptly.

      Please note that the American Depositary Receipts ("ADRs") issued prior to the date hereof, which do not reflect the new ADS to Share ratio, do not need to be exchanged for new ADRs and may remain outstanding until such time the Holder chooses to surrender them for any reason under the Deposit Agreement. If you wish to exchange your ADR(s) for "uncertificated ADSs" please follow the instructions included with the account statement that the Depositary will mail to you.

      The Company has informed the Depositary that, as a result of a change in the Company's Articles of Association approved by the Annual General Meeting of Shareholders on April 10, 2008, the maximum percentage of voting rights a shareholder can exercise was changed from 3% to 5%.

If you have any questions regarding the above, please contact Citibank, N.A. at 1-877-248-4237.


CITIBANK, N.A., as Depositary
June 16, 2008